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Exhibit 23.1

Consent of Independent Accountants

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 22, 2001, except for Note 3 and Note 15, which are as of July 18, 2001, relating to the financial statements, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in Medtronic, Inc.'s Annual Report on Form 10-K for the year ended April 27, 2001. We also consent to the incorporation by reference of our report dated May 22, 2001, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 10, 2001

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  Exhibit 23.1
Consent of Independent Accountants